EXHIBIT 10.7



May  14,  1997


Mr.  Michael  J.  Poulos
2121  Kirby  Drive  #73
Houston,  Texas    77019


Dear  Mr.  Poulos:

The purpose of this letter is to set forth the mutual agreement of Western National Corporation (the "Company") and you with respect to the tax treatment of an existing arrangement between you and the Company involving an interest-bearing, non-recourse loan (the "Loan") made by the Company to you, enabling you to purchase 100,000 shares (the "Shares") of the Common Stock of the Company, which have been pledged to secure the Loan. You and the Company agree as follows:

1.   BACKGROUND.
     ----------

     a. You purchased the Shares at the time of the Company's initial public offering for $1,136,500 from Conseco, Inc., and borrowed the purchase price from the Company by incurring the Loan. The Loan bears interest at the Bankers Trust Company of New York prime rate and is payable, as to both principal and interest, in one installment at maturity.
     b. In all Securities Exchange Commission filings and other public documents the Company has represented and described the transaction as a stock purchase and related loan, and the Shares have been reflected in the description of your stock ownership contained in all Company filings and in your own Form 3, 4 and 5 filings with the Securities Exchange Commission.
     c. It has been the intention of the parties at all times that the transaction be treated for all purposes as a purchase of stock and the incurrence of non-recourse indebtedness.

2.   TAX  TREATMENT.
     --------------

     a. Tax counsel has recently advised the Compensation Committee of the Board of Directors of the Company that the treatment of the above described transaction for federal income tax purposes would more likely than not differ from that ordinarily accorded a stock purchase financed by borrowed money.

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May  14,  1997


     b. The Committee has been advised that the transaction would probably be recharacterized by the Internal Revenue Service as involving the grant and exercise of a non-qualified stock option, giving rise to ordinary income (measured in one of several ways depending on the circumstances in which the Loan is repaid) to you (the taxpayer) and creating a deduction for compensation expense to the Company (as your employer).
     c. It is the mutual desire of you and the Company that the transaction be reported for federal income tax purposes consistently on the Company's tax
return  and  on  your  personal  tax  return.   It is the mutual desire of the
parties to avoid a tax controversy. However, the Company acknowledges that adopting a consistent, conservative tax position will result in an anticipated additional tax liability to you, and a corresponding tax benefit to the Company.

3.   TAX  AGREEMENT.
     --------------

     a. You agree to (i) take a reporting position on your federal income tax return that reflects treatment of the purchase of Shares and related Loan as the exercise of a non-qualified stock option and (ii) refrain from taking any action triggering such a reporting obligation at a time when the deductibility to the Company of compensation expense paid to you is limited by Section 162(m) of the Internal Revenue Code. The Company agrees to make a payment to you computed in accordance with the worksheet attached hereto as Annex A
(reduced  by  any  amount  necessary  to  give  effect  to Section 3(b) of the
Agreement).
     b. In no event shall the Company make any payment to you that would result in a net economic benefit from the transaction less favorable on an after-tax basis to the Company that would have been the result had the transaction received the tax characterization originally intended by the parties.
     c. It is the fundamental intention of the parties to this agreement that the economic result to you of the purchase of the Shares and related Loan be the same, on an after-tax basis, as if the transaction, for federal income tax purposes, were treated as a purchase of stock and incurrence of related indebtedness, rather than as the grant and exercise of a non-qualified stock option. Accordingly, to the extent that any obligation hereunder of either party requires modification to give effect to that intention, it shall be deemed so modified.


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May  14,  1997




If the foregoing represents your understanding of our agreement, please execute this letter in the space provided below.

Very  truly  yours,

/s/ Richard W. Scott
--------------------
    Richard W. Scott





Accepted  and  agreed  to  as  of  the  date  set  forth  above:

/s/ Michael J. Poulos
---------------------
    Michael J. Poulos